Exhibit 99.1

March 22, 2016

UK High Court Issues Second Judgment In Favor of Unwired Planet

Samsung and Huawei Infringe another Unwired Planet Standards-Based Patent

LOS ALTOS, Calif.—(BUSINESS WIRE)—Unwired Planet, Inc. (NASDAQ:UPIP) today announced the UK High Court once again ruled that cell phone manufacturers Samsung and Huawei infringe a valid standards-essential patent (SEP) held by Unwired Planet. The trial on this patent was held in February 2016.

Mr. Justice Colin Birss ruled that Unwired Planet’s patent EP (UK) 1 230 818 is valid and is infringed by wireless telecommunication networks which operate in accordance with the relevant GSM standards, 3GPP TS 45.008 release 5 (dated April 2006), and release 8 (dated September 2011). The court specifically held that the patent is essential to these standards.

This ruling adds to Unwired Planet’s four previous court wins in the UK and Germany in November 2015 and January 2016. Now the company holds two patents confirmed by the UK High Court as valid, infringed and essential to cellular standards and three patents confirmed by the Düsseldorf District Court in Germany as infringed and essential to cellular standards.

“Once again, we are very pleased by this result,” said Unwired Planet CEO Boris Teksler. “The courts continue to provide the much needed clarity that our patents are in fact standards-essential and therefore valuable and important. We have presented our cases in a public and transparent manner, holding ourselves to an objective standard of what it means to negotiate and pay for ‘fair’ and ‘reasonable’ licenses to cellular standards-essential patents.”

“With several favorable judgments in hand, it is no longer a question of whether licensees need take a license, but rather what is the appropriate price for the license,’” said Unwired Planet’s general counsel Noah D. Mesel. “We have offered the defendants the opportunity to take a license, arbitrate or continue to litigate the remaining financial dispute, and believe those who continue to avoid substantive negotiations could be deemed recalcitrant licensees. FRAND is a two-way street, and we will continue to hold the industry accountable.”

Unwired Planet will be entitled to reimbursement of a substantial portion of its legal expenses incurred in trying the most recent case. The amount of that reimbursement will be determined at a future hearing. In the UK the practice is for the court to grant

– or for the parties to negotiate – reimbursement of a large portion of the reimbursement in an initial payment, with the rest to be decided at a later date. Unwired Planet received approximately $1.9 million in initial reimbursements as a result of prevailing in the first case and paid approximately $3.1 million due to a ruling for the defendants in the second case. The amount of reimbursement in this case is not yet known.

Further, whether the defendants will ask the court for, or be granted, permission to appeal is also unknown at this time.

As previously announced by Unwired Planet, this is the third of five UK patent infringement trials scheduled to continue into the summer of 2016. The next UK trial is scheduled to begin the week of May 2, 2016.

A sixth trial is scheduled for October 2016 in which the court will consider commercial law questions, including the question of how to apply “fair, reasonable and non-discriminatory,” or “FRAND,” licensing principles to the standards-essential patents at issue in this series of cases. The outcome of the commercial case will establish the measure of damages to be awarded.

The claimants in the UK case, Unwired Planet International, Limited and Unwired Planet, LLC, were represented in the case by a team led by Gary Moss, Robert Lundie-Smith, Carissa Kendall-Windless and Jerome Spaargaren of EIP Legal, and by barristers Adrian Speck QC, Mark Chacksfield, and Tom Jones.

About Unwired Planet, Inc.

Unwired Planet, Inc. (NASDAQ:UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Los Altos, California. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.